UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Cerberus Telecom Acquisition Corp.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT NO. 2

(to proxy statement/prospectus

dated August 12, 2021)

CERBERUS TELECOM ACQUISITION CORP.

On August 12, 2021, Cerberus Telecom Acquisition Corp. (the “Company” or “CTAC”) filed a definitive proxy statement (the “Original Prospectus”) in connection with the solicitation of proxies for use at the Company’s special meeting of shareholders to be held September 16, 2021. This Supplement No. 2 to the Original Prospectus of the Company is being filed solely for the purpose of supplementing and updating the information contained in the Original Prospectus, relating to the special meeting of the shareholders of the Company described therein (the “Special Meeting”), to change the date of the Special Meeting from September 16, 2021 to September 22, 2021.

As a result of this change, the Special Meeting will take place in person at Ugland House, Grand Cayman, KY1- 1104, Cayman Islands, and virtually via live webcast at 10:00 a.m. Eastern Time on September 22, 2021. It can be accessed by visiting https://www.cstproxy.com/ctac/sm2021.

Other than as set forth in this supplement, the information contained in the Original Prospectus, including the proposals described therein, remain unchanged. This supplement should be read in conjunction with the Original Prospectus, which contains important information about the Company, the Special Meeting and the proposals on which our shareholders are being asked to vote at the Special Meeting, including, without limitation, those proposals relating to the proposed business combination contemplated by the Agreement and Plan of Merger, dated as of March 12, 2021, as amended on July 27, 2021, by and among CTAC, King Pubco, Inc., Corp Merger Sub, Inc., LLC Merger Sub, LLC, and Maple Holdings Inc. If there is any inconsistency between the information in the Original Prospectus and this supplement, you should rely on the information in this supplement. We urge you to read the Original Prospectus carefully.

The Company plans to continue to solicit proxies from public shareholders during the period prior to the Special Meeting. Only the holders of record of CTAC’s ordinary shares as of the close of business on August 9, 2021, the record date for the Special Meeting, are entitled to vote at the Special Meeting.

The date of this supplement is September 16, 2021